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                                                                    Exhibit (9d)
                            SHAREHOLDER SERVICES PLAN
                                       OF
                                CIGNA FUNDS GROUP



         WHEREAS, CIGNA Funds Group (the "Trust") engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of beneficial interest of the Trust are currently divided into seven separate series (CIGNA Money Market Fund, CIGNA Treasury Obligations Cash Fund, CIGNA Government Obligations Cash Fund, CIGNA Government Securities Fund, CIGNA Income Fund, CIGNA High Yield Fund and CIGNA S&P 500 Index Fund) (the "Funds");

         WHEREAS, shares of the Funds are or may be issued in two classes, designated the institutional class and the retail class, respectively;

         WHEREAS, on behalf of the Funds the Trust desires to appoint CIGNA Financial Services, Inc. ("CFS") to provide certain services to holders of the retail class shares of the Funds under the terms and conditions described herein;

         NOW, THEREFORE, the Trust hereby adopts this Shareholder Services Plan (the "Plan"), on behalf of the retail class shares of the Funds, and CFS hereby agrees to provide or cause to be provided the shareholders services described herein, subject to the following terms and conditions:

         1. Each Fund is authorized to pay to CFS, as compensation for service activities (as defined in Paragraph 3 hereof) rendered to holders of the retail class shares of a Fund by CFS, its affiliates or independent service providers, Twenty Dollars and Sixteen Cents ($20.16) for each account in each Fund's retail class. However, each Fund's payment shall be reduced to the extent necessary (if any) to cause each Fund to comply with the Act and applicable Internal Revenue Service rules and regulations (as the same may be amended from time to time). Such payment shall be calculated daily and paid monthly. CFS is authorized to pay its affiliates or independent third party service providers for performing service activities consistent with this Plan.

         2. The Plan shall not take effect with respect to a class of shares of a Fund until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         3. CFS shall provide to the Board of Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with its performance of "service activities," as defined in this paragraph 3, and the purposes for which

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such expenditures were made. CFS shall submit only information regarding amounts expended for "service activities" to the Board of Trustees of the Trust in support of the amounts payable hereunder.

         For purposes of the Plan, "service activities" may include receiving, aggregating, and processing shareholder or beneficial owner (collectively, "shareholder") orders; furnishing shareholder sub-accounting; providing and maintaining retirement account records; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining account records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; and performing similar account administrative services.

         4. Amounts payable to CFS hereunder will be paid by a Fund to CFS until the Plan is terminated or not renewed with respect to that Fund. If the Plan is terminated or not renewed with respect to a Fund, any expenses incurred by CFS, its affiliates or independent third party service providers, on behalf of the Fund in excess of the payments of the amounts specified in Paragraph 1 hereof which CFS has received or accrued through the termination date are the sole responsibility and liability of CFS and are not obligations of the Fund.

         5. This Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 2.

         6. This Plan may be terminated as to any Fund at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by a vote of a majority of the outstanding voting securities of the affected class of a Fund on not more than 30 days' written notice to any other party to the Plan, or by notice upon 30 day's prior written notice by CFS to the Trust.

         7. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years of which shall be in an easily accessible place.

         8. The Plan may be amended at any time with respect to a Fund provided that any amendment to increase materially the amount of the payment provided for in Paragraph 1 is invalid and unenforceable unless such amendment is approved in the manner provided for initial approval in Paragraph 2 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in Paragraph 2 hereof.

         9. Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.


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         IN WITNESS WHEREOF, the Trust, on behalf of the Funds, and CFS have executed this Shareholder Services Plan as of the ____ day of ____________, 19___.


                                         CIGNA FUNDS GROUP


                                         By: ___________________________________
                                             By:  R. Bruce Albro
                                             Its: Chairman of the Board and
                                                  President


                                         CIGNA FINANCIAL SERVICES, INC.


                                         By: ___________________________________
                                             By:
                                             Its:




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